     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                Subject to Completion, dated September 20, 1995
PROSPECTUS

                                   SOURCE ONE
                         MORTGAGE SERVICES CORPORATION
                               OFFER TO EXCHANGE
                   % QUARTERLY INCOME CAPITAL SECURITIES (QUICSSM)
            (SUBORDINATED INTEREST DEFERRABLE DEBENTURES, DUE 2025)
                                      FOR
                   8.42% CUMULATIVE PREFERRED STOCK, SERIES A
                          ---------------------------

              THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 5:00 P.M., NEW YORK CITY TIME, ON               , 1995, UNLESS EXTENDED.
                          ---------------------------

    Source One Mortgage Services Corporation, a Delaware corporation (together with its subsidiaries, the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal", which together with the Prospectus, constitute the "Exchange Offer"), to exchange up to
$100,000,000 aggregate principal amount of its    % Quarterly Income Capital
Securities ("QUICS") for up to 4,000,000 shares of its 8.42% Cumulative Preferred Stock, Series A (the "Preferred Stock"), which constitute all outstanding shares of Preferred Stock as of the date of this Prospectus.

    The QUICS are offered in minimum denominations of $25 and integral multiples thereof and the shares of Preferred Stock have a liquidation preference of $25 per share. Consequently, the Exchange Offer will be effected on a basis of $25 principal amount of QUICS for each share of Preferred Stock validly tendered and accepted for exchange.

    THE EXCHANGE OFFER IS SUBJECT TO THE CONDITION THAT A MINIMUM OF 1,000,000 SHARES OF THE PREFERRED STOCK SHALL HAVE BEEN TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER".

    Pursuant to the terms of the Exchange Offer, the Company will accept for exchange any and all shares of Preferred Stock validly tendered and not properly
withdrawn prior to 5:00 p.m., New York City time, on               , 1995, or if
the Exchange Offer is extended by the Company, in its sole discretion, the latest time and date to which the Exchange Offer is extended (the "Expiration Time"). Tenders of shares of Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may be withdrawn at any time after 40 business days from the date of this Prospectus. A holder of shares of Preferred Stock who desires to tender such shares and whose certificates for such shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, may tender such shares of Preferred Stock by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

    For a description of the other terms of the Exchange Offer, see "The Exchange Offer". The Company will pay to any Soliciting Dealer (as herein defined) a solicitation fee of $.50 per share of the Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer, subject to certain conditions. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes".

      SEE "PROSPECTUS SUMMARY -- COMPARISON OF QUICS AND PREFERRED STOCK", "RISK FACTORS" AT PAGE 9, AND "SPECIAL FACTORS" FOR A DESCRIPTION OF THE PRINCIPAL TERMS OF AND CERTAIN SIGNIFICANT CONSIDERATIONS RELATING TO THE EXCHANGE OFFER, THE PREFERRED STOCK AND THE QUICS.

    THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH STOCKHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED
  BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION
           NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
                IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                                      IS UNLAWFUL.

---------------                              (Cover continued on following page)
SMLEHMAN BROTHERS HAS APPLIED FOR A SERVICE MARK FOR QUICS.
                          ---------------------------

                THE DEALER MANAGERS FOR THE EXCHANGE OFFER ARE:
LEHMAN BROTHERS
         MERRILL LYNCH & CO.
                    PAINEWEBBER INCORPORATED
                                  PRUDENTIAL SECURITIES INCORPORATED
                                                               SMITH BARNEY INC.
                          ---------------------------
              The date of this Prospectus is                , 1995

     The QUICS will mature on                  , 2025 and will bear interest at
an annual rate of    % from November 1, 1995 (the last regular dividend payment date with respect to the Preferred Stock) until the principal thereof becomes due and payable. Interest on the QUICS will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing December 31, 1995 (each, an "Interest Payment Date"); provided that so long as an Event of Default (as defined herein) has not occurred and is not continuing with respect to the QUICS, the Company will have the right at any time, on one or more occasions, to defer interest payments on the QUICS for a period of up to 20 consecutive quarters each (each, a "Deferral Period"), except that no Deferral Period may extend beyond the maturity of the QUICS. No interest shall be due and payable during a Deferral Period, but at the end of each Deferral Period the Company shall pay all interest then accrued and unpaid on the QUICS, together with interest thereon, compounded quarterly. Prior to the termination of any Deferral Period, the Company may further defer quarterly interest payments by extending the Deferral Period; provided that any such extended Deferral Period, together with all further extensions of such Deferral Period, may not exceed 20 consecutive quarters or extend beyond the maturity of the QUICS. In the event that the Company exercises its right to defer interest payments, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock (as defined herein) or make any guarantee payments with respect to the foregoing (each, a "Capital Stock Payment") during such Deferral Period. All series of the Company's preferred stock, common stock and any other equity securities of the Company are referred to herein as "Capital Stock".

     The Company has no current intention of exercising its right to defer interest payments.

     The QUICS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as defined herein) of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $630.7 million of such Senior Indebtedness was outstanding. In addition, the QUICS will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On June 30, 1995, approximately $9.0 million of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of QUICS -- Subordination" and "Capitalization".

     The QUICS will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1999 (which is the same date after which the shares of Preferred Stock are first redeemable at the option of the Company), at a redemption price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of QUICS) plus accrued and unpaid interest to the date fixed for redemption. See "Description of QUICS -- Optional Redemption".

     For federal income tax purposes, the exchange of the shares of the Preferred Stock for QUICS will be a taxable transaction. For a discussion of this and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

     The shares of Preferred Stock are listed and principally traded on the New York Stock Exchange (the "NYSE"). On September 19, 1995, the last day before the initial filing of the Registration Statement (as defined herein) of which this Prospectus is a part, the reported closing sales price on the NYSE for the
Preferred Stock was $25.00 per share. On           , 1995, the last day prior to
the effectiveness of the Registration Statement of which this Prospectus is a part, the reported closing sales price on the NYSE for the Preferred Stock was
$   per share. Holders of shares of Preferred Stock are urged to obtain current market quotations.

     The QUICS constitute a new issue of debt securities with no established trading market. While the Company intends to apply for listing of the QUICS on the NYSE, there can be no assurance that an active market for the QUICS will develop or be sustained in the future on the NYSE. Moreover, to the extent that shares of the Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for the Preferred Stock could be adversely affected.

     Lehman Brothers, Merrill Lynch & Co., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. (the "Dealer Managers") are acting as Dealer Managers for the Exchange Offer. The

Dealer Managers have agreed to use their best efforts to solicit the exchange of shares of Preferred Stock pursuant to the Exchange Offer. First Chicago Trust Company of New York (the "Exchange Agent") is acting as Exchange Agent in connection with the Exchange Offer and D.F. King & Co., Inc. (the "Information Agent") is acting as Information Agent in connection with the Exchange Offer.

     Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent, as set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING THE SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Company has filed an Issuer Tender Offer Statement on
Schedule 13E-4 (the "Schedule 13E-4", which term shall encompass all amendments, exhibits, annexes and schedules thereto) and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3", which term shall encompass all amendments, exhibits, annexes and schedules thereto) with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which include certain additional information relating to the Exchange Offer, and the rules and regulations promulgated thereunder, covering the QUICS being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, the Schedule 13E-4 and the Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the securities of the Company are listed on the NYSE. Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

          1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994, including the pages of the Company's Annual Report to Shareholders that have been incorporated by reference in such Annual Report on Form 10-K (the "1994 10-K");

          2. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

          3. the Company's Current Reports on Form 8-K dated January 25, 1995, January 27, 1995, February 21, 1995, February 27, 1995, March 25, 1995,
     March 28, 1995, April 25, 1995, April 28, 1995, May 25, 1995, May 26, 1995,
     June 26, 1995, June 27, 1995, July 21, 1995, July 25, 1995, August 21, 1995
     and August 25, 1995. (All of the foregoing Current Reports on Form 8-K contain reports with respect to distributions of certain mortgage-backed securities issued by the Company.)

     Each document filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO SOURCE ONE MORTGAGE SERVICES CORPORATION, 27555 FARMINGTON ROAD, FARMINGTON HILLS, MICHIGAN, 48334-3357, ATTENTION: SECRETARY (TELEPHONE (810) 488-7000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Available Information.................................................................    ii
Incorporation of Certain Documents by Reference.......................................   iii
Prospectus Summary....................................................................     1
Comparison of QUICS and Preferred Stock...............................................     7
Risk Factors..........................................................................    10
Special Factors.......................................................................    12
The Company...........................................................................    14
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend
  Requirements........................................................................    15
Capitalization........................................................................    15
The Exchange Offer....................................................................    16
Market and Trading Information........................................................    25
Transactions and Arrangements Concerning the Shares of Preferred Stock................    26
Certain United States Federal Income Tax Consequences.................................    26
Description of QUICS..................................................................    29
Description of the Preferred Stock....................................................    35
Legal Opinions........................................................................    37
Experts...............................................................................    37

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

     Source One Mortgage Services Corporation, a Delaware corporation, is a mortgage banking firm and one of the largest mortgage servicers in the United States based on the size of its mortgage loan servicing portfolio. At June 30, 1995, December 31, 1994 and December 31, 1993, the Company's mortgage loan servicing portfolio totalled $28.7 billion, $39.6 billion, and $38.4 billion, respectively. The servicing portfolio is serviced on behalf of approximately 360 institutional investors and numerous other security holders. At June 30, 1995, the Company had 126 retail branch offices in 27 states.

     The Company was incorporated on November 15, 1972. It is the successor to Citizens Mortgage Corporation which was organized in 1946. The Company is now an indirect wholly owned subsidiary of Fund American Enterprises Holdings, Inc., a Delaware corporation organized in 1980, which was formerly known as "The Fund American Companies, Inc." and "Fireman's Fund Corporation" ("Fund American"). The Company conducts the principal operating business of Fund American.

     The Company's principal executive offices are located at 27555 Farmington Road, Farmington Hills, Michigan 48334-3357; its telephone number is (810) 488-7000.

     Prospective investors should carefully review the information contained elsewhere in this Prospectus prior to making a decision regarding the Exchange Offer and should particularly consider the following matters:

POTENTIAL BENEFITS TO EXCHANGING HOLDERS

     - The annual interest rate on the QUICS will be   %, as compared with the
       indicated annual dividend rate of 8.42% on the Preferred Stock. See "Comparison of QUICS and Preferred Stock".

     - The QUICS will rank senior to the shares of the Preferred Stock as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the QUICS are unsecured obligations of the Company and will be, and the shares of the Preferred Stock are, subordinate in right to payment to all existing and future Senior Indebtedness of the Company and effectively subordinated to all obligations of the Company's subsidiaries. See "Risk Factors -- Subordination of QUICS".

     - While dividends on the shares of the Preferred Stock may be deferred indefinitely, interest payments on the QUICS can only be extended for a maximum of 20 consecutive quarters. Failure to make an interest payment for 20 consecutive quarters will constitute an Event of Default. In each case, however, the Company has no current intention of exercising its right to defer such payments. See "Risk Factors -- Right of Company to Defer Payment of Interest" and "-- Potential Market Volatility in the Event of a Deferred Payment of Interest".

     - In order to benefit from the higher annual interest rate on the QUICS, holders of the shares of the Preferred Stock need not pay any additional cash. Holders of shares of the Preferred Stock wishing to participate in the Exchange Offer must tender their shares of the Preferred Stock in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Preferred Stock" and in the Letter of Transmittal prior to the Expiration Time.

POTENTIAL RISKS TO EXCHANGING HOLDERS

     - Participation in the Exchange Offer will be a taxable event. See "Certain United States Federal Income Tax Consequences".

     - While dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the QUICS will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders. See "Comparison of QUICS and Preferred Stock".

     - There has not been any public market for QUICS. While the Company intends to make an application for listing of the QUICS on the NYSE, there can be no assurance that an active market for the QUICS will develop or be sustained in the future on such exchange. See "Risk Factors -- Listing and Trading of QUICS and Preferred Stock".

OTHER CONSIDERATIONS

     - Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing and may no longer continue to be registered under the Exchange Act. As a result the liquidity and trading market for the Preferred Stock could be adversely affected. See "Special Factors -- Certain Effects of the Exchange Offer, Plans of the Company after the Exchange Offer" and "Risk Factors -- Listing and Trading of QUICS and Preferred Stock".

     - Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. Tendering holders whose shares are held by a broker, dealer, bank or trust company may, however, be charged a fee for services rendered in connection with the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing shares of Preferred Stock with the QUICS. The potential cash flow benefit to the Company arises because interest payable on the QUICS will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable with respect to the shares of the Preferred Stock are not deductible. See "The Exchange Offer -- Purpose of the Exchange Offer".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering to exchange up to $100,000,000 aggregate principal amount of its QUICS for up to 4,000,000 shares of Preferred Stock, which constitute all outstanding shares of the Preferred Stock as of the date of this Prospectus. Exchanges will be made on the basis of $25 principal amount of QUICS for each share of Preferred Stock validly tendered and accepted for exchange. See "The Exchange Offer -- General".

     Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time.

     The Exchange Offer is subject to the condition that a minimum of 1,000,000 shares of the Preferred Stock shall have been tendered and not withdrawn prior to the Expiration Time (the "Minimum Condition") and that the QUICS shall have been accepted for listing on the NYSE. The Exchange Offer is also subject to certain additional conditions. See "The Exchange Offer -- Conditions of the Exchange Offer".

SECURITIES OFFERED

     The QUICS will mature on               , 2025 and will bear interest at an
annual rate of   % from November 1, 1995 (the last regular dividend payment date with respect to the Preferred Stock) until the principal thereof becomes due and payable. Interest on the QUICS will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing December 31, 1995; provided that so long as an Event of Default has not occurred and is not continuing with respect to the QUICS, the Company will have the right at any time, on one or more occasions, to defer interest payments on the QUICS for periods of up to 20 consecutive quarters each, except that no Deferral Period may extend beyond the maturity of the QUICS. No interest shall be due and payable during a Deferral Period, but at the end of each Deferral Period the Company shall pay all interest then accrued and unpaid on the QUICS, together with interest thereon, compounded quarterly. Prior to the termination of any Deferral Period, the Company may further defer quarterly interest payments by extending the Deferral Period; provided that any such extended Deferral Period, together with all further extensions of such Deferral Period, may not exceed 20 consecutive quarters or extend beyond the maturity of the QUICS. In the event that the Company exercises its right to defer interest payments, the Company shall not make any Capital Stock Payments during such Deferral Period.

     The Company has no current intention of exercising its right to defer interest payments. However, if the Company were to exercise this right, the market price of the QUICS would likely be adversely affected. A failure by the Company to make an interest payment for 20 consecutive quarters shall constitute an Event of Default as of the last day of such 20th consecutive quarter.

     If the Company expects that interest will not be paid on any Interest Payment Date, the Company shall give the holders of the QUICS and the Trustee (as defined herein) written notice prior to the earlier of (i) such Interest Payment Date and (ii) the date the Company is required to give notice of the record date of such interest payment to the NYSE or other applicable self-regulatory organization or the holders of the QUICS, but in any event such notice shall be given not less than two Business Days prior to the record date. See "Description of QUICS -- Quarterly Payments" and "-- Payment Deferral".

     The QUICS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $630.7 million of such Senior Indebtedness was outstanding. As the QUICS will be issued by the Company, the QUICS will also be effectively subordinate to all obligations of the Company's subsidiaries. On June 30, 1995, approximately $9.0 million in indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of QUICS -- Subordination".

     The QUICS will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1999, at a redemption price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of QUICS) plus accrued and unpaid interest to the date fixed for redemption. If fewer than all the QUICS are redeemed, the Trustee shall select an appropriate and fair manner pursuant to which the QUICS shall be redeemed. See "Description of QUICS -- Optional Redemption".

     No appraisal rights are available to holders of shares of Preferred Stock in connection with the Exchange Offer. See "Risk Factors -- Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights".

     For federal income tax purposes, the exchange of shares of the Preferred Stock for QUICS will be a taxable transaction. For a discussion of this and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT; WITHDRAWAL RIGHTS AND CONDITIONS

     The Exchange Offer will expire at the Expiration Time unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which event the Exchange Offer will expire at the latest time and date as so extended by the Company. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment". Tenders of shares of Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus. See "The Exchange Offer -- Withdrawal Rights".

     The Exchange Offer is subject to certain conditions, including the Minimum Condition. See "The Exchange Offer -- Conditions of the Exchange Offer".

PROCEDURES FOR TENDERING

     For shares of the Preferred Stock to be validly tendered pursuant to the Exchange Offer, (i) the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) properly completed and duly executed in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer of shares of the Preferred Stock, must be received by the Exchange Agent, at either of its addresses set forth on the back cover page of this Prospectus and either (a) certificates for the shares of the Preferred Stock must be received by the Exchange Agent at either address or (b) such shares of the Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Time, or (ii) the guaranteed delivery procedures described herein must be complied with. See "The Exchange Offer -- General" and "-- Procedure for Tendering Preferred Stock".

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING SHARES OF THE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

SPECIAL PROCEDURE FOR BENEFICIAL OWNERS

     Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Time. See "The Exchange Offer -- Procedures for Tendering Preferred Stock".

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or shares of Preferred Stock to reach the Exchange Agent before the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Preferred Stock"; "-- Guaranteed Delivery Procedures".

ACCRUED DIVIDENDS

     Holders of shares of Preferred Stock accepted for exchange pursuant to the Exchange Offer will receive dividends accrued from August 1, 1995 to November 1, 1995 (the last regular dividend payment period with respect to the Preferred Stock) on such shares of Preferred Stock. Thereafter, holders whose shares of Preferred Stock are accepted for exchange will receive interest on the QUICS
accruing at a rate of      % per annum from November 1, 1995 until the principal
thereof becomes due and payable, payable as described in "Description of QUICS -- Quarterly Payments".

     Dividends on shares of Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with their terms.

ACCEPTANCE OF SHARES AND DELIVERY OF QUICS

     Subject to the terms and conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer in certain circumstances and certain other rights, the Company will accept for exchange shares of Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Time. Subject to such terms and conditions, the QUICS issued pursuant to the Exchange Offer will be issued as of November 1, 1995 and will be delivered as promptly as practicable following the Expiration Time. See "The Exchange Offer -- General"; "-- Expiration; Extension; Termination; Amendment"; and "-- Conditions of the Exchange Offer".

UNTENDERED SHARES OF THE PREFERRED STOCK

     Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto. Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing and may no longer continue to be registered under the Exchange Act. If, as a result of the exchange of shares of the Preferred Stock pursuant to the Exchange Offer or otherwise, the shares of the Preferred Stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of the Preferred Stock is discontinued, or if the shares no longer are registered under the Exchange Act, the market for the Preferred Stock could be adversely affected. See "Special Factors -- Certain Effects of the Exchange Offer, Plans of the Company after the Exchange Offer".

DEALER MANAGERS MARKET ACTIVITY

     The Dealer Managers currently plan to make a market in the QUICS following the completion of the Exchange Offer and may buy and sell the QUICS on a "when and if issued" basis prior to the completion of the Exchange Offer. However, there can be no assurance that the Dealer Managers will engage in such activities or that any active market in the QUICS will develop or be maintained.

EXCHANGE AGENT AND INFORMATION AGENT

     First Chicago Trust Company of New York has been appointed as Exchange Agent in connection with the Exchange Offer. D.F. King & Co., Inc. has been appointed as Information Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at its addresses and telephone number set forth on the back cover page of this Prospectus. The address and telephone number of the Information Agent are also set forth on the back cover page of this Prospectus.

DEALER MANAGERS

     Lehman Brothers, Merrill Lynch & Co., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. have been retained as Dealer Managers to solicit exchanges of Preferred Stock for QUICS. Questions with respect to the Exchange Offer may be directed to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover page of this Prospectus.

FEES AND EXPENSES

     The expense of soliciting tenders of shares of the Preferred Stock will be borne by the Company. Subject to certain conditions, the Company will pay to any Soliciting Dealer (as defined herein) a solicitation fee of $.50 per share of the Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes".

                    COMPARISON OF QUICS AND PREFERRED STOCK

     The following is a brief summary comparison of certain of the principal terms of the QUICS and the Preferred Stock.

                                        QUICS                        PREFERRED STOCK
                           --------------------------------  --------------------------------
Interest/Dividend Rate...  % annual interest payable         8.42% annual dividend, payable
                           quarterly in arrears on March     quarterly out of funds legally
                           31, June 30, September 30 and     available therefor on February
                           December 31 of each year,         1, May 1, August 1 and November
                           commencing December 31, 1995,     1 of each year, when, as and if
                           subject to the Company's right    declared by the Company's Board
                           to defer interest payments on     of Directors.
                           the QUICS for periods of up to
                           20 consecutive quarters each,
                           except that no Deferral Period
                           may extend beyond the maturity
                           of the QUICS. No interest shall
                           be due and payable during a
                           Deferral Period, but at the end
                           of each Deferral Period the
                           Company shall pay all interest
                           then accrued and unpaid on the
                           QUICS, together with interest
                           thereon, compounded quarterly.
                           During any Deferral Period the
                           Company shall not make any
                           Capital Stock Payments. However,
                           the Company believes that the
                           exercise of its right to defer
                           interest payments on the QUICS
                           is unlikely.

Maturity.................             , 2025                 Not applicable. There is no
                                                             mandatory redemption or sinking
                                                             fund for the Preferred Stock.

Optional Redemption......  Redeemable at the option of the   Redeemable at the option of the
                           Company at any time on or after   Company at any time on or after
                           May 1, 1999, in whole or in       May 1, 1999, in whole or in
                           part, at a redemption price       part, at a redemption price
                           equal to 100% of the principal    equal to $25 per share of
                           amount redeemed ($25 for each     Preferred Stock plus accrued and
                           $25 principal amount of QUICS)    unpaid dividends to the date
                           plus accrued and unpaid interest  fixed for redemption.
                           to the date fixed for
                           redemption.

Subordination............  Unsecured obligations of the      Subordinate to claims of
                           Company and subordinated to all   creditors, including holders of
                           existing and future Senior        the Company's outstanding debt
                           Indebtedness of the Company, but  securities, including the QUICS,
                           senior to Capital Stock of the    but senior to the common stock
                           Company, including the Preferred  of the Company. Effectively
                           Stock. Effectively subordinated   subordinated to all obligations
                           to all liabilities of the         of the Company's subsidiaries.
                           Company's subsidiaries.

                                        QUICS                        PREFERRED STOCK
                           --------------------------------  --------------------------------
Voting Rights............  None                              Non-voting, except that if
                                                             dividends are in arrears on any
                                                             series of preferred stock of the
                                                             Company for six quarters, the
                                                             holders of all series of the
                                                             Company's preferred stock,
                                                             voting separately as a class,
                                                             are entitled to elect two
                                                             additional members of the Board
                                                             of Directors of the Company.

New York Stock Exchange    Application will be made to list  The shares of Preferred Stock
  Listing................  the QUICS on the NYSE.            are listed on the NYSE.

Original Issue             The QUICS will be treated as      The shares of Preferred Stock
  Discount...............  having been issued with original  were not issued with original
                           issue discount.                   issue discount.

Dividends Received         Interest on the QUICS will not    Dividends on the Preferred Stock
  Deduction..............  be eligible for the dividends     are eligible for the dividends
                           received deduction for corporate  received deduction for corporate
                           holders. The dividends received   holders. The dividends received
                           deduction is not applicable to    deduction is not applicable to
                           individual, non-corporate         individual, non-corporate
                           holders.                          holders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                          SIX MONTHS
                                            ENDED                         YEAR ENDED DECEMBER 31,
                                           JUNE 30,    --------------------------------------------------------------
                                           1995(A)        1994         1993         1992         1991         1990
                                          ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA (IN THOUSANDS,
  EXCEPT PER SHARE AMOUNTS)
Total revenue(b)........................  $  85,806    $  142,493   $  173,564   $  118,072   $  132,900   $  110,150
Total expenses..........................     53,928       137,215      111,387      100,747       90,967       83,385
                                          ---------    ----------   ----------   ----------   ----------   ----------
Income before income taxes,
  extraordinary loss and cumulative
  effect of accounting changes..........     31,878         5,278       62,177       17,325       41,933       26,765
Income tax expense......................     11,692         4,474       22,056        7,378       19,706       12,231
                                          ---------    ----------   ----------   ----------   ----------   ----------
Income before extraordinary loss and
  cumulative effect of accounting
  charges...............................     20,186           804       40,121        9,947       22,227       14,534
Extraordinary loss on retirement of debt
  (net of income tax benefit)...........       (902)       --           --           --           --           --
Cumulative effect of accounting
  changes(c)............................     --           (44,296)      --          (25,769)      --           --
                                          ---------    ----------   ----------   ----------   ----------   ----------
Net income (loss).......................  $  19,284    $  (43,492)  $   40,121   $  (15,822)  $   22,227   $   14,534
                                          =========    ==========   ==========   ==========   ==========   ==========
Net income (loss) per common share:
  Before extraordinary loss and
    cumulative effect of accounting
    changes.............................  $    5.64    $    (1.65)  $     9.48   $     2.34   $     7.88   $     5.59
Net income (loss) per share.............  $    5.32    $   (14.21)  $     9.48   $    (3.73)  $     7.88   $     5.59
Cash dividends per common share.........  $  --        $   --       $     6.39   $     2.40   $     2.00   $   --
OPERATING DATA
Servicing portfolio at end of period(d):
  Balance (in millions)(e)..............  $  28,746    $   39,568   $   38,403   $   37,312   $   41,014   $   35,585
  Number of loans serviced(f)...........    442,352       543,428      518,972      578,883      611,253      563,503
  Weighted average interest rate(f).....       8.29%         8.14%        8.53%        9.34%        9.79%        9.90%
  Percent delinquent....................       4.90%         4.07%        4.44%        4.39%        4.58%        4.32%
  Percent in process of foreclosure.....       0.79%         0.77%        0.92%        0.77%        0.74%        0.70%
Total mortgage loan production
  (in millions).........................  $     939    $    4,586   $   11,452   $    7,591   $    4,027   $    3,194
Servicing rights acquisitions (in
  millions).............................  $  --        $    3,707   $    6,368   $    2,323   $    6,756   $    5,905
Number of employees at end of period....      1,624         2,055        3,060        2,145        1,700        1,400
BALANCE SHEET DATA (IN THOUSANDS)
Mortgage loans receivable...............  $ 354,117    $  210,472   $1,298,506   $1,116,113   $  797,363   $  370,903
Loans held for investment...............     21,866        19,775       27,063       30,455       32,419       34,515
Capitalized servicing (net)(g)..........    363,756       530,450      666,666      624,657      605,396      544,939
Total assets............................  1,135,376     1,210,012    2,647,153    2,456,898    1,962,588    1,342,101
Debt....................................    639,664       647,251    1,959,643    1,835,909    1,337,001    1,011,257
Total liabilities.......................    751,642       733,925    2,095,153    1,924,773    1,417,728    1,077,272
Total stockholders' equity..............    383,734       476,087      552,000      512,906      525,778      252,033

---------------
(a) The operating results for the six month period ended June 30, 1995 are not necessarily indicative of the results to be expected for the year ending December 31, 1995.
(b) Reflects a $38.2 million pretax charge in 1992 relating to the capitalized mortgage servicing asset.
(c) The 1994 amount reflects the cumulative effect, as of January 1, 1994, of a change in the methodology used to measure impairment of the purchased mortgage servicing asset. The 1992 amount reflects the cumulative effect, as of January 1, 1992, of adopting Statement of Financing Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".
(d) Includes loans subserviced for others having a principal balance of $4,190 million and $4,294 million at June 30, 1995 and December 31, 1994, respectively.
(e) Balance as of June 30, 1995 reflects the sale of $9.9 billion of servicing to a third party in the first quarter of 1995.
(f) Excludes interim servicing of loans having a principal balance of $1,651 million, $4,190 million, $75 million, $1,675 million and $857 million as of December 31, 1994, 1993, 1992, 1991 and 1990, respectively.
(g) Reflects a $68.1 million cumulative effect adjustment to the purchased mortgage servicing rights asset as of January 1, 1994 relating to a change in the methodology used to measure its impairment.

                                  RISK FACTORS

     Prospective exchanging stockholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the following risk factors:

SUBORDINATION OF QUICS

     The QUICS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as defined herein) of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $630.7 million of such Senior Indebtedness was outstanding. There are no terms in the QUICS that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the QUICS. With respect to the QUICS, the Indenture (as defined herein) does not contain any cross-defaults to any other indebtedness of the Company, and therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an "Event of Default" with respect to the QUICS. An "Event of Default" with respect to the QUICS would constitute an "Event of Default" under certain outstanding debt agreements of the Company, although the deferral of interest payments by the Company will constitute an Event of Default only when and if the Company has failed to make an interest payment with respect to 20 consecutive quarters. As the QUICS will be issued by the Company, the QUICS will also be effectively subordinate to all obligations of the Company's subsidiaries. On June 30, 1995, approximately $9.0 million of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of QUICS" and "Capitalization".

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

     So long as no Event of Default with respect to the QUICS has occurred and is continuing, the Company will have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to defer interest payments on the QUICS, at any time, on one or more occasions, for periods of up to 20 consecutive quarters each, except that no Deferral Period may extend beyond the maturity of the QUICS. No interest shall be due and payable during a Deferral Period, but on the interest payment date at the end of each Deferral Period the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Deferral Period) all accrued and unpaid interest on the QUICS, together with interest thereon, compounded quarterly. In the event that the Company exercises its right to defer interest payments, the Company may not make any Capital Stock Payments during such Deferral Period.

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the QUICS. See "Description of QUICS -- Payment Deferral".

     In the event a Deferral Period occurs, holders of the QUICS would continue, under the original issue discount rules, to accrue income on the QUICS for United States federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its QUICS prior to the record date for payment of interest at the end of a Deferral Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Deferral Period. The extent to which such a holder will receive a return on the QUICS for the period it held such QUICS will depend on the market for the QUICS at the time of such disposition. See "Certain United States Federal Income Tax Consequences -- Original Issue Discount, Market Discount and Acquisition Premium".

     The Company has no current intention of exercising its right to defer interest payments on the QUICS.

POTENTIAL MARKET VOLATILITY IN THE EVENT OF A DEFERRED PAYMENT OF INTEREST

     As described above, the Company has the right to defer interest payments on the QUICS, at any time, on one or more occasions, for periods of up to 20 consecutive quarters each, except that no Deferral Period may extend beyond the maturity of the QUICS. In the event the Company determines to defer such interest payments, or in the event the Company thereafter extends a Deferral Period, the market price of the QUICS is likely to be adversely affected. In addition, as a result of such rights, the market price of the QUICS may be more volatile than other debt instruments that do not have such rights. A holder that disposes of its QUICS during a Deferral Period, therefore, may not receive the same return on its investment as a holder that continues to hold its QUICS. A failure by the Company to make an interest payment for 20 consecutive quarters shall constitute an Event of Default as of the last day of such 20th consecutive quarter.

CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its exchange of shares of the Preferred Stock for QUICS as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's exchange for or ownership of shares of the Preferred Stock pursuant to the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of, or exchange for, shares of the Preferred Stock tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act and state securities laws.

     There is no stockholder vote required in connection with the Exchange Offer and proxies are not being solicited.

     No appraisal rights are available to holders of shares of the Preferred Stock in connection with the Exchange Offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, the exchange of the shares of the Preferred Stock for QUICS will be a taxable transaction. While dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the QUICS will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable to individual, non-corporate holders. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

LISTING AND TRADING OF QUICS AND PREFERRED STOCK

     The exchange of shares of the Preferred Stock pursuant to the Exchange Offer will reduce the number of shares of the Preferred Stock that might otherwise trade publicly and the number of holders of such shares, and depending on the number of shares exchanged, could adversely affect the liquidity and market value of the remaining shares held by the public.

     Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing. As of the date of this Prospectus, there were 4,000,000 issued and outstanding shares of the Preferred
Stock,        record holders of the Preferred Stock and approximately
beneficial holders of the Preferred Stock. According to the NYSE's published guidelines, the NYSE would consider delisting the Preferred Stock if, among other things, the number of publicly held shares of the Preferred Stock should fall below 100,000 or the aggregate market value of publicly held shares of the Preferred Stock should fall below $2,000,000. If, as a result of the exchange of shares of the Preferred Stock pursuant to the Exchange Offer or otherwise, the shares of the Preferred Stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of the Preferred Stock is discontinued, the market for the Preferred Stock could be adversely affected.

     In the event of the delisting of the Preferred Stock by the NYSE, it is possible the Preferred Stock would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the NASD through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for such Preferred Stock and the availability of such quotations would, however, depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Preferred Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     There has not been any public market for the QUICS. While the Company intends to list the QUICS on the NYSE, there can be no assurance that an active market for the QUICS will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the QUICS, which requires a minimum of 400 beneficial holders and 1,000,000 outstanding securities. The Dealer Managers currently plan to make a market in the QUICS following the completion of the Exchange Offer and may buy and sell the QUICS on a "when and if issued" basis prior to the completion of the Exchange Offer. However, there can be no assurance that the Dealer Managers will engage in such activities or that any active market in the QUICS will develop or be maintained. Accordingly, no assurance can be given as to the liquidity of, or trading for, the QUICS.

                                SPECIAL FACTORS

PURPOSE OF THE EXCHANGE OFFER

     The Company is making the Exchange Offer because it believes that the Exchange Offer will improve the Company's after-tax cash flow by replacing shares of the Preferred Stock with QUICS. The potential cash flow benefit to the Company arises because interest payable on the QUICS will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable on the shares of the Preferred Stock are not deductible. Because of the current interest rate environment and the tax deductible nature of the QUICS, the Company has decided to pursue the exchange at this time. The Company's Board of Directors (the "Board of Directors") has authorized the Exchange Offer by a unanimous vote.

FAIRNESS OF THE EXCHANGE OFFER

     The Company believes the Exchange Offer is fair to holders of shares of the Preferred Stock. In particular, the Exchange Offer will result in the holders obtaining a security that is senior to the Preferred Stock, that provides for a higher interest rate than the equivalent dividend on the Preferred Stock and that provides for a definitive maturity date. The Exchange Offer does not require that a majority of unaffiliated security holders approve the Exchange Offer and such approval is not being sought.

     In considering the fairness of the Exchange Offer, the Company considered the following factors: (i) claims in respect of the QUICS will rank senior to claims in respect of the Preferred Stock in the event of the Company's bankruptcy; (ii) holders of shares of the Preferred Stock have no conversion, preemption or other similar equity-related rights that they will give up in the Exchange Offer; (iii) the QUICS are expected to bear an interest rate which will be somewhat greater than the current dividend yield on the Preferred Stock; and
(iv) the holders of the Preferred Stock are already investors in the Company and the Exchange Offer is voluntary. Finally, the Company has had publicly-traded securities outstanding for approximately nine years and has at all times made interest and dividend payments when those payments were due. The Company did not assign any particular weight to any specific foregoing factor in relation to the other factors. Based on the foregoing, the Company's management recommended the Exchange Offer to the Board of Directors and the Board of Directors authorized the Exchange Offer by a unanimous vote. The Board of Directors did not independently undertake any further analysis of any of the foregoing factors or adopt any specific resolution to the effect that the Exchange Offer is fair to holders of the shares of the Preferred Stock in light of management's recommendation and the fact that the Preferred Stock has non-equity economic characteristics. Neither the Company nor the Board of Directors received any report, opinion (other than certain opinions of counsel relating to the validity of the QUICS and the corporate authority to make the Exchange Offer) or appraisal which is materially related to the Exchange Offer, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the shares of the Preferred Stock or the fairness of such transaction to the Company.

     A majority of the directors who are not employees of the Company have approved the Exchange Offer, although they have not retained any unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating or preparing a report reviewing the terms of the Exchange Offer. Neither the Company nor the Board of Directors considered other procedural safeguards in determining the fairness of the Exchange Offer.

     The determination of the interest rate paid on the QUICS was based on the fact that the QUICS would have a structurally senior position to the Preferred Stock and on current market conditions, in light of the dividend rate on the shares of the Preferred Stock and dividend rates for debt issued by similarly rated companies.

CERTAIN EFFECTS OF THE EXCHANGE OFFER, PLANS OF THE COMPANY AFTER THE EXCHANGE OFFER

     Following the consummation of the Exchange Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Prospectus, the Company has no present plans or proposals that would result in (i) the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company,
(ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, (iv) any material change in the present dividend ratio or policy or indebtedness or capitalization of the Company (except that it is anticipated that the Company and its subsidiaries may incur additional obligations to which the QUICS will be subordinate or effectively subordinated), (v) any other material change in the Company's corporate structure or business or (vi) any changes in the Company's charter, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition or control of the Company by any person.

     Following the expiration of the Exchange Offer, the Company may, in its sole discretion, determine to purchase any remaining shares of the Preferred Stock or of QUICS through privately negotiated transactions, open market purchases or another exchange or tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Exchange Offer, except that the Company will not make any such purchases of shares of the Preferred Stock or of QUICS until the expiration of ten business days after the termination of the Exchange Offer. Any possible future purchases of shares of the Preferred Stock or of QUICS by the Company will depend on many factors, including the market prices of the shares of Preferred Stock and QUICS, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Exchange Offer and general economic and market conditions.

     Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto.

     Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing, which could adversely affect the liquidity and market value of the Preferred Stock. See "Risk Factors -- Listing and Trading of QUICS and Preferred Stock".

     The Preferred Stock is currently registered under the Exchange Act. Registration of the Preferred Stock may be terminated upon application of the Company to the Commission pursuant to Section 12(g)(4) of the Exchange Act if the shares of the Preferred Stock are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to the holders of shares of Preferred Stock (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of its issuance of the QUICS) and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Preferred Stock.

     All shares of the Preferred Stock exchanged by the Company pursuant to the Exchange Offer will be retired, canceled and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. Any shares of the Preferred Stock remaining outstanding after the Exchange Offer will continue to be redeemable at the option of the Company after May 1, 1999. See "Description of the Preferred Stock -- Optional Redemption". Upon liquidation or dissolution of the Company, holders of shares of the Preferred Stock are entitled to receive a liquidation preference in the amount of $25 per share plus dividends accrued and accumulated but unpaid to the redemption date, on a parity with holders of other Company preferred stock and prior to payment of any amounts to the holders of the Company's common stock.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH STOCKHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

                                  THE COMPANY

     Source One Mortgage Services Corporation, a Delaware corporation, is a mortgage banking firm and one of the largest mortgage servicers in the United States based on the size of its mortgage loan servicing portfolio. At June 30, 1995, December 31, 1994 and December 31, 1993, the Company's mortgage loan servicing portfolio totalled $28.7 billion, $39.6 billion, and $38.4 billion, respectively. The servicing portfolio is serviced on behalf of approximately 360 institutional investors and numerous other security holders. At June 30, 1995, the Company had 126 retail branch offices in 27 states.

     The Company was incorporated on November 15, 1972. It is the successor to Citizens Mortgage Corporation which was organized in 1946. The Company is now an indirect wholly owned subsidiary of Fund American Enterprises Holdings, Inc., a Delaware corporation organized in 1980, which was formerly known as "The Fund American Companies, Inc." and "Fireman's Fund Corporation". The Company conducts the principal operating business of Fund American.

     The Company's principal executive offices are located at 27555 Farmington Road, Farmington Hills, Michigan 48334-3357; its telephone number is (810) 488-7000.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

     The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements* were as follows for the respective periods indicated:

                                                         YEAR ENDED DECEMBER 31,
                   SIX MONTHS ENDED              ----------------------------------------
                     JUNE 30, 1995               1994     1993     1992     1991     1990
          -----------------------------------    ----     ----     ----     ----     ----
          2.49                                   1.07     1.64     1.22     1.79     1.39

---------------
* For purposes of computing these ratios, earnings represent net income before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and deferred costs, plus the pretax effect of preferred stock dividend requirements.

                                 CAPITALIZATION

     The following table sets forth the consolidated debt and stockholders' equity of the Company at June 30, 1995 and as adjusted to give effect to the issuance of QUICS in exchange for shares of the Preferred Stock. The "As Adjusted" column below assumes that holders of 4,000,000 shares of the Preferred Stock (which constitute all outstanding shares of the Preferred Stock) elect to participate in the Exchange Offer. The financial data at June 30, 1995 in the following table are derived from the Company's financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

                                                     ACTUAL                  AS ADJUSTED
                                              --------------------       --------------------
    (DOLLARS IN THOUSANDS)
    Commercial paper and credit
      agreements............................  $  299,167    29.23%       $  299,167    29.23%
    Term debt...............................     340,497    33.27%          340,497    33.27%
    Subordinated interest deferrable
      debentures............................      --         --             100,000     9.78%
                                              ----------   -------       ----------   -------
    Total debt..............................     639,664    62.50%          739,664    72.28%
                                              ----------   -------       ----------   -------
    Preferred stock.........................     100,000     9.78%           --         0.00%
    Common stockholders' equity.............     283,734    27.72%          283,734    27.72%
                                              ----------   -------       ----------   -------
    Total stockholders' equity..............     383,734    37.50%          283,734    27.72%
                                              ----------   -------       ----------   -------
           Total capitalization.............  $1,023,398   100.00%       $1,023,398   100.00%
                                              ==========   =======       ==========   =======

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of its QUICS for up to 4,000,000 shares of Preferred Stock, which constitute all outstanding shares of Preferred Stock as of the date of this Prospectus. Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time.

     The Exchange Offer is subject to the Minimum Condition, which requires that a minimum of 1,000,000 shares of the Preferred Stock shall have been tendered and not withdrawn prior to the Expiration Time and that the QUICS shall have been accepted for listing on the NYSE. The Exchange Offer is also subject to certain additional conditions. See "-- Conditions of the Exchange Offer".

     Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent or the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of shares of Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses in connection with the Exchange Offer, other than any applicable income taxes or any charges that individual brokerage firms charge their clients for other services rendered in connection with tendering their shares.

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing shares of Preferred Stock with the QUICS. The potential cash flow benefit to the Company arises because interest payable on the QUICS will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable with respect to the shares of the Preferred Stock are not deductible.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at the Expiration Time, unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which case the term "Expiration Time" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of Preferred Stock previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw its shares of Preferred Stock. See "-- Withdrawal Rights".

     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any shares of Preferred Stock or terminate the Exchange Offer and not accept for exchange any shares of Preferred Stock and promptly return all such shares to the tendering holders thereof in the event that the Minimum Condition or any of the conditions specified in "-- Conditions of the Exchange Offer" below are not satisfied or waived by the Company or to comply in whole or in part with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of Preferred Stock previously tendered pursuant thereto, (iii) to extend the Expiration Time and retain all shares of Preferred Stock tendered pursuant thereto until the expiration of the Exchange Offer as extended, (iv) to amend the Exchange Offer in any respect or (v) to modify the form or amount of the consideration to be paid pursuant to the Exchange Offer. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the

Company of the right to delay acceptance for exchange of shares of Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration time of the Exchange Offer.

     If the Company shall decide, in its sole discretion, to decrease the number of shares of Preferred Stock being sought in the Exchange Offer or to increase or decrease the consideration offered to holders of shares of Preferred Stock to be paid in the Exchange Offer and if, at the time that notice of such increase or decrease is first published, sent or given to holders of shares of Preferred Stock in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. As used in this paragraph, "business day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Exchange Act.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional exchange offer materials to the extent required under the Exchange Act, and will extend the Exchange Offer to the extent required in order to permit holders of shares of Preferred Stock adequate time to consider such materials. The minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information.

PROCEDURE FOR TENDERING PREFERRED STOCK

     The acceptance by a holder of shares of Preferred Stock of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder of such shares and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     For shares of Preferred Stock to be validly tendered pursuant to the Exchange Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer of Preferred Stock, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time. In addition, either (i) the certificates representing tendered shares of Preferred Stock must be received by the Exchange Agent or such shares of Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of receipt of such tendered shares of Preferred Stock must be received by the Exchange Agent, in each case prior to the Expiration Time, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARES OF PREFERRED STOCK AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING SUCH SHARES AND, EXCEPT AS OTHERWISE PROVIDED HEREIN,

THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION TIME.

     If a holder desires to tender shares of Preferred Stock pursuant to the Exchange Offer but is unable to locate the certificates representing such shares to be tendered, such holder should write to or telephone the transfer agent for the Preferred Stock, First Chicago Trust Company of New York, telephone (201) 324-0498, about procedures for obtaining replacement certificates for shares of Preferred Stock and arranging for indemnification.

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING SHARES OF PREFERRED STOCK SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

     Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Time.

     Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Preferred Stock at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (together, the "Depository Institutions") for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in a Depository Institution system may make book-entry delivery of shares of Preferred Stock by causing such Depository Institution to transfer such shares into the Exchange Agent's account with respect to the Preferred Stock in accordance with such Depository Institution's procedures for such transfer. Although delivery of shares of Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at a Depository Institution pursuant to such Depository Institution's procedures, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents, must in each case be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus on or prior to the Expiration Time, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. DELIVERY OF DOCUMENTS TO A DEPOSITORY INSTITUTION IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by a Depository Institution to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such Depository Institution has received an express acknowledgment from the participant in such Depository Institution tendering the Preferred Stock which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the shares of Preferred Stock which are the subject of such Letter of Transmittal are tendered or executed, respectively, (i) by a registered holder (which term, for the purposes described above, shall include any participant in a Depository Institution whose name appears on a security position listing as the owner of Preferred Stock) of such shares who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an

Eligible Institution. If shares of Preferred Stock are registered in the name of a person other than the signer of a Letter of Transmittal or if certificates for QUICS and/or certificates for shares of untendered or unexchanged Preferred Stock are to be issued or returned to a person other than the registered holder, then the shares of Preferred Stock must be endorsed by the registered holder or be accompanied by a stock power in form satisfactory to the Company duly executed by the registered holder with such signatures guaranteed by an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the NASD or by a commercial bank or trust company having an office in the United States that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution").

     Miscellaneous. Issuance of QUICS in exchange for shares of Preferred Stock will be made only against deposit of the tendered shares of Preferred Stock. If less than the total number of shares of any Preferred Stock evidenced by a submitted certificate is tendered, the tendering holder of shares of Preferred Stock should fill in the number of shares tendered in the appropriate boxes on the Letter of Transmittal. The Exchange Agent will then reissue and return to the tendering holder (unless otherwise requested by the holder under "Special Issuance Instructions" and "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Time, shares of Preferred Stock equal to the number of such delivered shares of Preferred Stock not tendered, together with any tendered shares of Preferred Stock that were not accepted for exchange for any reason. The total number of shares of Preferred Stock deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered shares of Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company expressly reserves the absolute right to reject any and all tenders not in proper form and to determine whether the acceptance of or exchange by it for such tenders would be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive or amend any of the conditions of the Exchange Offer or to waive any defect or irregularity in the tender of any particular shares of Preferred Stock. None of the Company, the Exchange Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of shares of Preferred Stock will be deemed to have been validly made until all defects and irregularities with respect to such shares have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to tender shares of Preferred Stock and the holder's shares of Preferred Stock are not immediately available or time will not permit the holder's shares of Preferred Stock, the Letter of Transmittal or other required documents to reach the Exchange Agent prior to the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

          (a) the tender is made by or through an Eligible Institution; and

          (b) prior to the Expiration Time, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery (unless such tender is for the account of an Eligible Institution) which sets forth the name and address of the holder of the shares of Preferred Stock and the number of shares of Preferred Stock tendered, states that the tender is being made thereby and guarantees that within three NYSE trading days after the Expiration Time, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of Preferred Stock, and any other documents required by the Letter of Transmittal, together with the shares of Preferred Stock, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered shares of Preferred Stock (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at a Depository Institution) as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of Preferred Stock, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Time.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, in all cases QUICS will only be issued in exchange for shares of Preferred Stock accepted for exchange pursuant to the Exchange Offer after timely receipt by the Exchange Agent of certificates for such shares of Preferred Stock (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at a Depository Institution as described above), the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has the full power and authority to tender, exchange, assign and transfer the Preferred Stock and to acquire QUICS issuable upon the exchange of such tendered Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Preferred Stock or transfer ownership of such Preferred Stock on the account books maintained by a Depository Institution. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL RIGHTS

     Tenders of shares of Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered Preferred Stock to be withdrawn, (ii) if the Preferred Stock is held in certificated form, the certificate numbers of the Preferred Stock to be withdrawn, (iii) that such holder is withdrawing its election to have such Preferred Stock exchanged, and the name of the registered holder of such Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Preferred Stock being withdrawn.

     The Exchange Agent will return the properly withdrawn Preferred Stock promptly following receipt of notice of withdrawal. If Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Preferred Stock and otherwise comply with such Depository Institution's procedures. All questions as to the validity of a notice of withdrawal, including the time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawal of tenders of Preferred Stock may not be rescinded and any Preferred Stock withdrawn will not thereafter be deemed to be validly tendered for the purposes of the Exchange Offer. Properly withdrawn Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Time. See "-- Procedure for Tendering Preferred Stock".

ACCEPTANCE OF PREFERRED STOCK; DELIVERY OF QUICS

     The acceptance for exchange of shares of Preferred Stock validly tendered and not properly withdrawn will be made as promptly as practicable after the Expiration Time. The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any shares of Preferred Stock and promptly return all such shares to the tendering holders thereof if the Minimum Condition or any of the conditions specified in "-- Conditions of the Exchange Offer" below shall not have been satisfied or waived by the Company or to comply in whole or in part with applicable law. In addition, subject to the rules promulgated pursuant to the Exchange Act, however, the Company expressly reserves the right to delay acceptance of any of the shares of Preferred Stock for exchange, to comply, in whole or in part, with any applicable law. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered and not properly withdrawn shares of Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offer, delivery of QUICS for shares of Preferred Stock accepted pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of shares of Preferred Stock for the purposes of receiving QUICS from the Company and transmitting the QUICS to the tendering holders. Tendered shares of Preferred Stock not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such shares of Preferred Stock (or, in the case of shares of Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Depository Institution, such shares will be credited to an account maintained at such Depository Institution) as promptly as practicable following the Expiration Time.

     If the Company extends the Exchange Offer, or for any reason whatsoever, acceptance for exchange or issuance of QUICS in exchange for any shares of Preferred Stock tendered pursuant to the Exchange Offer is delayed, or the Company is unable to accept for exchange or exchange shares of Preferred Stock tendered pursuant to the Exchange Offer, then, without prejudice to the Company' rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company and subject to rules promulgated pursuant to the Exchange Act, retain tendered shares of Preferred Stock and such shares may not be withdrawn except to the extent that the tendering holder of such shares of Preferred Stock is entitled to withdrawal rights as described above.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of a Letter of Transmittal, waive any right to receive notice of acceptance of their shares of Preferred Stock for exchange.

ACCRUED DIVIDENDS

     Holders of shares of Preferred Stock accepted for exchange pursuant to the Exchange Offer will receive dividends accrued from August 1, 1995 to November 1, 1995 (the last regular dividend payment period with respect to the Preferred Stock) on such shares of Preferred Stock. Thereafter, holders whose shares of Preferred Stock are accepted for exchange will receive interest on the QUICS
accruing at a rate of      % per
annum from November 1, 1995 until the principal thereof becomes due and payable, payable as described in "Description of QUICS -- Quarterly Payments".

     Dividends on shares of Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with their terms.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) (relating to the Company' obligation to exchange and issue QUICS for or return tendered shares of Preferred Stock promptly after termination of the Exchange Offer), exchange and issue QUICS for any shares of Preferred Stock tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, the exchange and issuance of, QUICS for shares of Preferred Stock tendered and to be exchanged and may terminate or amend the Exchange Offer, if at any time prior to the time of acceptance for exchange of, or exchange and issuance of shares of QUICS for, any such shares of Preferred Stock (whether or not any other shares of Preferred Stock have theretofore been accepted for exchange or QUICS have been issued in respect thereof pursuant to the Exchange Offer), any of the following events shall occur:

          (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company or any of its subsidiaries, or in the general economic or financial market conditions in the United States or abroad, which is or may be materially adverse to the Company and its subsidiaries or its stockholders or to the value of the Preferred Stock or there shall have been a significant decrease in the market prices of or trading in the Preferred Stock, or the Company shall have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the Preferred Stock or the Exchange Offer's contemplated benefits to the Company; or

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer a material acceleration, escalation or worsening thereof; or

          (c) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer by any local, state, federal or foreign government or governmental authority or by any court, domestic or foreign, that might, directly or indirectly, (1) make the acceptance for exchange or issuance of QUICS for some or all of the shares of Preferred Stock illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the shares of Preferred Stock or to issue some or all of the QUICS in exchange therefor, (3) otherwise adversely affect the Company or (4) result in a material limitation in the benefits expected to be derived by the Company as a result of the transactions contemplated by the Exchange Offer; or

          (d) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any shares of Preferred Stock, or seeking to obtain any material damages as a result thereof, or otherwise adversely affecting the Company or the value of the Preferred Stock; or

          (e) the QUICS fail to meet the requirements of the NYSE for listing thereon;

which makes it inadvisable to proceed with the Exchange Offer or such acceptance for exchange of shares of Preferred Stock or the issuance of the QUICS in exchange therefor.

     All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions shall be final and binding.

     If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all shares of Preferred Stock tendered pursuant to the Exchange Offer to tendering security holders; (ii) extend the Exchange Offer and retain all tendered shares of Preferred Stock until the Expiration Time for the extended Exchange Offer; or
(iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of Preferred Stock tendered pursuant to the Exchange Offer.

DEALER MANAGER

     Lehman Brothers, Merrill Lynch & Co., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as Dealer Managers for
the Exchange Offer under a Dealer Managers Agreement dated                     ,
1995 (the "Dealer Managers Agreement"). Pursuant to the Dealer Managers Agreement, the Company has agreed to pay the Dealer Managers predetermined compensation for their services in connection with the Exchange Offer and to reimburse the Dealer Managers for all of their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel.

     The Dealer Managers have agreed to use their best efforts to solicit the exchange of shares of Preferred Stock pursuant to the Exchange Offer.

     The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws.

FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the shares of the Preferred Stock will be borne by the Company. For compensation to be paid to the Dealer Managers, see "The Exchange Offer -- Dealer Manager".

     The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $.50 per share of the Preferred Stock for any share of the Preferred Stock validly tendered and accepted for exchange pursuant to the Exchange Offer. "Soliciting Dealer" includes (i) any broker or dealer in securities, including any Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of the Preferred Stock, the Exchange Agent must either have received a Letter of Transmittal with the portion thereof entitled "Notice of Solicited Tenders" properly completed and duly executed prior to the Expiration Time or, if shares of Preferred Stock are being tendered by book-entry transfer made to an account maintained by the Exchange Agent with a Depository Institution, the Soliciting Dealer must return a properly completed and duly executed Notice of Solicited Tenders (included in the materials provided to brokers and dealers) to the Exchange Agent within three days after the Expiration Time.

     No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). Soliciting Dealers are not entitled to a solicitation fee with respect to shares of the Preferred Stock beneficially owned by such Soliciting Dealer or with respect to any shares which are registered in the name of a Soliciting Dealer unless such shares are held by such Soliciting Dealer as nominee and are tendered for the benefit of beneficial holders identified in the Letter of Transmittal. The Dealer Managers may not, until the Expiration Time, buy, sell, deal or trade in the shares of the Preferred Stock for their own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

     The Company will pay any transfer taxes with respect to transfer and exchange of shares pursuant to the Exchange Offer. If, however, the Debentures due in respect of the shares of the Preferred Stock accepted for exchange are to be issued to, or (in the circumstances permitted hereby) if certificates for shares of the Preferred Stock not tendered or not exchanged and paid for are to be registered in the name of, any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Debentures due in respect of the shares of the Preferred Stock accepted for exchange if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

     Assuming all outstanding shares of the Preferred Stock are exchanged pursuant to the Exchange Offer, it is estimated that the expenses incurred by the Company in connection with the Exchange Offer (other than the solicitation fee of $.50 per share of the Preferred Stock described above) will aggregate
approximately $       . The Company will be responsible for paying all such
expenses and anticipates that they will be paid from available cash of the Company.

EXCHANGE AGENT AND INFORMATION AGENT

     First Chicago Trust Company of New York will act as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery should be addressed to the Exchange Agent as follows:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                     By Facsimile:           By Hand/Overnight Delivery:
                              (For Eligible Institutions Only)
      Tenders & Exchanges              (201) 222-4720               Tenders & Exchanges
         P.O. Box 2559                       or                       Suite 4680-SOM
        Suite 4660-SOM                 (201) 222-4721            14 Wall Street, 8th Floor
  Jersey City, NJ 07303-2559                                        New York, NY 10005
               Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                       (201) 222-4707
                                    Stockholder Inquiries
                                 Regarding Lost Securities:
                                       (201) 324-0498

     The Exchange Agent is also the transfer agent and dividend paying agent for the Preferred Stock. An affiliate of the Exchange Agent, namely The First National Bank of Chicago, is a lender under the Amended and Restated Revolving Credit Agreement dated as of March 24, 1995 by and among the Company, a subsidiary of the Company, and the banks named therein, and provides cash management services to the Company and its subsidiaries.

     D.F. King & Co., Inc. will act as Information Agent for the Exchange Offer. In such capacity, the Information Agent will assist with the mailing of the Prospectus and related materials to holders of shares of Preferred Stock, respond to inquiries of and provide information to holders of Preferred Stock in connection with the Exchange Offer and provide other similar advisory services as the Company may request from time to time. All inquiries relating to the Exchange Offer should be directed to the Information Agent as follows:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                           (800) 669-5550 (Toll-Free)

     The Company will pay the Information Agent and the Exchange Agent their reasonable and customary compensation for their services in connection with the Exchange Offer. In addition, the Company will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses, and will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to beneficial holders of shares of Preferred Stock, and in handling or forwarding tenders or consents for their customers.

     Directors, officers and regular employees of the Company, none of whom will be specifically compensated for such services, may contact holders of shares of Preferred Stock by mail, telephone, facsimile transmission, telex, telegraph and personal interviews regarding the Exchange Offer, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Prospectus (and all related materials) to beneficial owners of shares of Preferred Stock.

                         MARKET AND TRADING INFORMATION

     The shares of Preferred Stock are listed and traded on the NYSE. The following table sets forth for the calendar periods indicated the high and low closing sales prices for the Preferred Stock per share as reported in published financial sources:

                                                                       HIGH        LOW
                                                                      -------    -------
        1994:
          First Quarter (from March 17, 1994)......................   $24.375    $ 23.50
          Second Quarter...........................................   $ 23.25    $ 22.00
          Third Quarter............................................   $24.375    $ 22.00
          Fourth Quarter...........................................   $ 24.00    $ 21.00
        1995:
          First Quarter............................................   $ 23.50    $21.875
          Second Quarter...........................................   $ 24.75    $ 22.50
          Third Quarter (through September 12).....................   $25.156    $24.375

     Since the issuance of the Preferred Stock, the Company has paid quarterly dividends of $.52625 per share on February 1, May 1, August 1 and November 1 of each year, except that on May 1, 1994, the Company paid a dividend of approximately $.25728 per share of Preferred Stock which represented dividends accrued thereon from March 17, 1994 (the date of initial issuance) to April 30, 1994. On September 19, 1995, the last full day before the initial filing of the Registration Statement of which this Prospectus is a part, the reported closing sales price on the NYSE for the Preferred Stock was $25.00 per share. On
               , 1995, the last full day prior to the effectiveness of the Registration Statement of which this Prospectus is a part, the reported closing
sales price on the NYSE for the Preferred Stock was $     per share. There can
be no assurance concerning the prices at which the Preferred Stock might be traded following the Exchange Offer.

     HOLDERS OF SHARES OF PREFERRED STOCK ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE SALES PRICES OF PREFERRED STOCK.

     There has not been any public market for the QUICS. While the Company intends to list the QUICS on the NYSE, there can be no assurance that an active market for the QUICS will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the QUICS, including requirements as to the principal amount and distribution of the QUICS. Although the Dealer Managers have indicated to the Company that they intend to make a market in the QUICS as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading for, the QUICS.

                    TRANSACTIONS AND ARRANGEMENTS CONCERNING
                       THE SHARES OF THE PREFERRED STOCK

     The shares of the Preferred Stock were issued by the Company in an underwritten public offering for cash which was registered under the Securities Act. The offering, which closed on March 17, 1994, was for 4,000,000 shares of the Preferred Stock at a price to the public of $25.00 per share and the Company received aggregate proceeds of $96,850,000 after deducting the aggregate underwriting discount of $3,150,000, but before expenses.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Preferred Stock since the issuance of the Preferred Stock in 1994, except that Michael Allemang, the Chief Financial Officer and Executive Vice President of the Company, purchased 1,200 shares of the Preferred Stock on the open market between May 17, 1995 and May 19, 1995 (at a weighted average price of $23.9583 per share).

     Except as set forth in this Prospectus, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). As of the date of this Prospectus, neither the Company nor any subsidiary or affiliate nor, to the Company's knowledge, any of their respective directors or executive officers, owns any of the shares of the Preferred Stock, except for 1,200 shares of the Preferred Stock owned by Michael Allemang, the Chief Financial Officer and Executive Vice President of the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of QUICS as of the date hereof and represents the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with QUICS held as capital assets and acquired pursuant to the Exchange Offer and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding QUICS as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actively or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF QUICS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

     As used herein, a "United States Holder" of QUICS means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

EXCHANGE OF PREFERRED STOCK FOR QUICS

     The exchange of the Preferred Stock for QUICS pursuant to the Exchange Offer will be a taxable transaction. In the case of a United States Holder who owns (actually or constructively) solely Preferred Stock, or not more than one percent of the Preferred Stock and not more than one percent of any other class of the Company's stock, gain or loss will be recognized in an amount equal to the difference between the fair market value of the QUICS at the time of the exchange and the exchanging holder's tax basis in the Preferred Stock exchanged therefor and will be long-term capital gain or loss if the Preferred Stock has been held for more than one year as of such date. A United States Holder's aggregate tax basis in the QUICS will be equal to their fair market value at the time of exchange.

     Holders of the Preferred Stock owning (actually or constructively) more than one percent of any class of the Company's stock are advised to consult their own tax advisers as to the income tax consequences of exchanging the Preferred Stock for QUICS.

ORIGINAL ISSUE DISCOUNT, MARKET DISCOUNT AND ACQUISITION PREMIUM

     Under the terms of the QUICS, the Company has the option to defer payments of interest for up to 20 consecutive quarterly periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. Because of this option to defer the payment of interest, all of the stated interest payments on the QUICS will be treated as "original issue discount" ("OID"). As a result, United States Holders will, in effect, be required to accrue interest income even if the holders are on the cash method of tax accounting. In addition, the amount of OID will be increased or decreased if the "issue price" of the QUICS (fair market value at the time of exchange) is less than or greater than their stated principal amount. Consequently, in the event that the interest payment period is extended, a United States Holder would be required to include OID in income on an economic accrual basis notwithstanding that the Company will not make any interest payments on the QUICS. The OID accrual rules may also accelerate the timing of a holder's recognition of income.

     To the extent a holder acquires a QUICS at a price that is less than their adjusted issue price (the fair market value of the QUICS at the time of exchange adjusted for the accrual of OID and interest payments), the holder will have purchased such QUICS at a market discount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a QUICS as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such QUICS at the time of such payment or disposition. Market discount accrues ratably, or, at the election of the holder, under a constant yield method over the remaining term of the QUICS. In addition, the United States Holder may be required to defer, until the maturity of the QUICS or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such QUICS. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. This election to include market discount in income currently may not be revoked without the consent of the Internal Revenue Service ("IRS").

     A United States Holder that purchases a QUICS for an amount that is greater than its adjusted issue price will be able to offset a portion of such acquisition premium properly allocable to a taxable year against the accrual of income on such QUICS.

SALE, EXCHANGE AND RETIREMENT OF THE QUICS

     Upon the sale, exchange or retirement of a QUICS, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the QUICS. A United States Holder's adjusted tax basis in a QUICS will, in general, be the United States Holder's initial basis therefor, increased by OID or market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the QUICS. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the QUICS have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to a Non-United States Holder upon the exchange of the Preferred Stock for QUICS pursuant to the Exchange Offer provided such holder owns (actually or constructively) solely Preferred Stock, or not more than one percent of the Preferred Stock and not more than one percent of any other class of the Company's stock. If a Non-United States Holder does not provide the certification described in the preceding sentence, the Company will withhold federal income tax at a rate of 30% of the gross proceeds paid to such holder pursuant to the Exchange Offer;

          (b) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on QUICS owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on the QUICS is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a U.S. person, citizen or resident and provides its name and address or (z) a financial institution holding the QUICS on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

          (c) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a QUICS; and

          (d) QUICS beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such QUICS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to (i) certain payments of principal, interest and OID paid on the QUICS, (ii) the exchange of the Preferred Stock for the QUICS pursuant to the Exchange Offer and (iii) to the proceeds of sale of the QUICS made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments described in (i) and (iii) of the preceding sentence if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (b)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     Payments of the proceeds from the sale by a Non-United States Holder of QUICS and the exchange of the Preferred Stock for the QUICS pursuant to the Exchange Offer made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Such payments of the proceeds of the sale of QUICS to or through the United States office of a broker are subject to information reporting and backup withholding and the exchange of the Preferred Stock for QUICS is subject to informational reporting unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              DESCRIPTION OF QUICS

     The QUICS will constitute a series of notes issued under the Subordinated
Debt Indenture, dated as of                , 1995, between the Company and IBJ
Schroeder Bank & Trust Company, as trustee (the "Trustee"), as supplemented by
the First Supplemental Indenture dated as of                , 1995 creating the
QUICS (as supplemented, the "Indenture"). The following statements with respect to the QUICS are summaries and are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summarizes the material provisions of the Indenture. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the QUICS and the Indenture. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     The Indenture does not limit the amount of debt securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its subsidiaries.

     The Indenture provides that additional debt securities may be issued from time to time thereunder in one or more series without limitation as to aggregate principal amount. The Indenture does not contain any covenant or other provision which would afford holders of the QUICS protection in the event of a highly leveraged transaction involving the Company or any of its subsidiary.

GENERAL

     The QUICS will constitute a series of unsecured, subordinated debt securities, will be subordinated to Senior Indebtedness of the Company, as described herein, will be limited in aggregate principal amount to the aggregate principal amount of QUICS issued in the Exchange Offer and will mature on
         , 2025 (the "Stated Maturity"). The annual interest requirement on the QUICS (assuming all shares of the Preferred Stock are exchanged) will be
$       .

QUARTERLY PAYMENTS

     Interest on the QUICS will accrue from November 1, 1995 at a rate of   %
per annum and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing December 31, 1995, to the persons in whose names the QUICS are registered on March 15, June 15, September 15 and December 15 of each year (each a "Record Date").

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the QUICS is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay) with the same force and effect as if made on such date, subject to certain rights of deferral described below. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York are authorized or required by law or regulation to close.

PAYMENT DEFERRAL

     The Company shall have the right at any time, on one or more occasions, so long as an Event of Default (as defined herein) has not occurred and is not continuing under the Indenture with respect to the QUICS, to defer interest payments on the QUICS for periods of up to 20 consecutive quarters each, except that no Deferral Period may extend beyond the maturity of the QUICS. No interest shall be due and payable during a Deferral Period, but at the end of each Deferral Period the Company shall pay all interest then accrued and unpaid on the QUICS, together with interest thereon, compounded quarterly. Prior to the termination of any Deferral Period, the Company may further defer quarterly interest payments by extending the Deferral Period; provided that any such extended Deferral Period, together with all further extensions of such Deferral Period, may not exceed 20 consecutive quarters or extend beyond the maturity of the QUICS. In the event that the Company exercises its right to defer interest payments, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock or make any guarantee payments with respect to the foregoing during such Deferral Period. All series of the Company's preferred stock, common stock and any other equity securities of the Company are referred to herein as "Capital Stock". In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity security of Fund American Enterprises, Inc.

     The Company has no current intention of exercising its right to defer interest payments. However, if the Company were to exercise this right, the market price of the QUICS would likely be adversely affected. A failure by the Company to make an interest payment for 20 consecutive quarters shall constitute an Event of Default as of the last day of such 20th consecutive quarter.

     If the Company expects that interest will not be paid on any Interest Payment Date, the Company shall give the holders of the QUICS and the Trustee written notice prior to the earlier of (i) such Interest Payment Date and (ii) the date the Company is required to give notice of the record date of such interest payment to the NYSE or other applicable self-regulatory organization or the holders of the QUICS, but in any event such notice shall be given not less than two Business Days prior to such record date.

OPTIONAL REDEMPTION

     The QUICS will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption. If fewer than all the QUICS are redeemed, the Trustee under the Indenture shall select an appropriate and fair manner pursuant to which the QUICS shall be redeemed.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below.

     Upon satisfaction of certain terms of the Indenture, the Company may discharge certain obligations to holders of the QUICS which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the QUICS.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of QUICS at any time ("defeasance"). Upon satisfaction of certain terms of the Indenture, the Company may instead be released with respect to the QUICS from the obligations imposed by Section 9.1 of the Indenture (which contains the covenant described below limiting consolidations, mergers and conveyances of assets), and omit compliance with such Section without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the

Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding QUICS; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the QUICS will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); and (iii) (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" below, would prevent the Company from making payments of principal of or interest on the QUICS at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee an opinion of counsel to the effect (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the QUICS would be entitled to certain rights as secured creditors in such trust funds.

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to QUICS as being: (a) default in payment of any principal of the QUICS, either at maturity, upon any redemption, by declaration or otherwise; (b) default in payment of any interest on the QUICS when due continued for a period of 30 days, provided that a declaration of a valid Deferral Period by the Company shall not constitute a default in the payment of interest for this purpose; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the QUICS or the Indenture other than (i) a covenant or default in the performance of which, or breach of which, is dealt with otherwise below or,
(ii) if the default described in this clause (c) is the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause (c) is with respect to less than a series of debt securities then outstanding under the Indenture) occurs, the Trustee or the holders of not less than 25 percent in principal amount of the outstanding debt securities of each series of debt securities affected by such Event of Default (voting as a single class) may then declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of debt securities then outstanding under the Indenture or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the holders of not less than 25 percent in principal amount of all securities then outstanding under the Indenture (treated as one class) may declare the entire principal of all outstanding debt securities (including the QUICS) and interest accrued thereon to be due and payable immediately, but upon certain conditions such past defaults or an Event of Default may be waived (except a continuing default in payment of principal of or interest on such debt securities) by the holders of a majority in aggregate principal amount of the outstanding debt securities affected by such Event of Default or by the holders of a majority in aggregate principal amount of all securities then outstanding (treated as one class), as applicable.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no holder of debt securities issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25 percent in principal amount of the outstanding debt securities issued under the Indenture shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding debt securities issued under the Indenture.

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

MODIFICATION AND WAIVER

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture
Act) without the consent of the holders to: (a) secure any debt securities issued thereunder (including the QUICS); (b) evidence the assumption by a successor of the obligations of the Company; (c) add further covenants for the protection of the holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the holders; (e) establish the form or terms of debt securities of any series; or (f) evidence the acceptance of appointment by a successor trustee.

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than the majority in principal amount of debt securities of each series issued under the Indenture then outstanding and affected (voting as one class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act and provided that the Company and the Trustee may not, without the consent of each holder of outstanding debt securities affected thereby, (a) extend the final maturity or the principal of any debt securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any debt securities when due or (b) reduce the aforesaid percentage in principal amount of debt securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification.

     The Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities issued thereunder (including the QUICS) without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless the corporation formed by such consolidation or into which the Company is merged or the person which acquires such assets shall expressly assume the Company's obligations under the Indenture and the debt securities issued thereunder (including the QUICS) and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

SUBORDINATION

     The QUICS will be expressly subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all "Senior Indebtedness" of the Company. The Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the debt securities issued under the Indenture (including the QUICS) or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes, credit agreements or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (including without limitation, all interest (including post-bankruptcy-petition interest whether or not allowed as a claim in bankruptcy), fees, expenses, indemnification obligations, costs of enforcement and costs of preservation of collateral which may at any time accrue but for the operation of any provision or doctrine under bankruptcy or analogous laws.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated debt securities (including the QUICS) shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon be paid the full amount of the Senior Indebtedness in cash before the holders of any of the subordinated debt securities (including the QUICS) are entitled to receive a payment on account of the principal, premium, if any, or interest on the indebtedness evidenced by such subordinated debt securities.

     On June 30, 1995, approximately $630.7 million of Senior Indebtedness was outstanding. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur. In addition, the QUICS will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On June 30, 1995, approximately $9.0 million of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding.

FORM OF QUICS

     The QUICS will be issued in fully registered form. Investors may elect to hold their QUICS directly or, subject to the rules and procedures of the Depository Institutions described below, hold interests in a global certificate (the "Global Certificate") registered in the name of a Depository Institution or its nominee. However, tendering holders of shares of Preferred Stock held in global form shall initially receive an interest in the Global Certificate and tendering holders of shares held directly in certificated form shall initially receive QUICS in certificated form, in each case unless otherwise specified in the Letter of Transmittal. See "The Exchange Offer -- Procedures for Tendering Preferred Stock".

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global QUICS.

     A Depository Institution holds securities that its participants ("Participants") deposit with the Depository Institution. A Depository Institution also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). Access to the Depository Institution's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to a Depository Institution and its Participants are on file with the Commission.

     Upon issuance of a Global Certificate, the Depository Institution will credit on its book-entry registration and transfer system the number of QUICS represented by such Global Certificate to the accounts of institutions that have accounts with the Depository Institution. Ownership of beneficial interests in a Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each QUICS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from a Depository Institution of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUICS. Transfers of ownership interests in the QUICS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     A Depository Institution has no knowledge of the actual Beneficial Owners of the QUICS; a Depository Institution's records reflect only the identity of the Direct Participants to whose accounts such QUICS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as a Depository Institution, or its nominee, is the owner of a Global Certificate, a Depository Institution or such nominee, as the case may be, will be considered the sole owner and holder of record of the QUICS represented by such Global Certificate for all purposes.

     Conveyance of notices and other communications by a Depository Institution to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to the Depository Institution. If less than all of the QUICS are being redeemed, the Depository Institution will reduce pro rata (subject to adjustment to eliminate QUICS in unauthorized denominations) the amount of interest of each Direct Participant in the QUICS to be redeemed.

     Although voting with respect to the QUICS is limited, in those instances in which a vote is required, neither the Depository Institution nor the Depository Institution's nominee itself will consent or vote with respect to QUICS. Under its usual procedures, the Depository Institution would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns the Depository Institution's consenting or voting rights to those Direct Participants to whose accounts the QUICS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the QUICS represented by a Global Certificate will be made by the Company to the Depository Institution. The Depository Institution's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on a Depository Institution's records unless the Depository Institution has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility or such Participants and not of a Depository Institution or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to a Depository Institution is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of the Depository Institution and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     A Depository Institution may discontinue providing its services as securities depository with respect to the QUICS at any time by giving reasonable notice to the Company. Under such circumstances, if a successor securities depository is not obtained, QUICS certificates will be required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through the

Depository Institution (or a successor depository). In that event, certificates for the QUICS will be printed and delivered.

     The information in this section concerning the Depository Institutions and the Depository Institutions' book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

GOVERNING LAW

     The Indenture and the QUICS are governed by and construed in accordance with the laws of the State of New York.

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     The following description relating to the Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation (including the Certificate of Designation for Series A Preferred Stock of Source One Mortgage Services Corporation) ("Certificate"). Copies of the Certificate are available from the Company upon request.

     The Preferred Stock ranks equally with all other series of preferred stock of the Company and senior to the Company's common stock upon liquidation and as to dividends and redemption. If dividends or amounts payable on liquidation are not paid in full on the preferred stock of all series, then all series share ratably in the amount available therefor.

DIVIDENDS

     Holders of the shares of the Preferred Stock are entitled to receive, when and if declared by the Board of Directors, cash dividends at the annual rate of 8.42% of $25 or $2.105 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1. Dividends on the Preferred Stock are cumulative. Dividends are payable to holders of record as they appear on the stock books of the Company on such record dates not more than 30 days preceding the payment dates as shall be fixed by the Board of Directors.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of $25 per share plus dividends accrued and accumulated but unpaid to the redemption date. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of any other preferred stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

OPTIONAL REDEMPTION

     The Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The Preferred Stock is redeemable on at least 30 but not more than 60 days' notice, at the option of the Company, as a whole or in part, at any time on and after May 1, 1999 at a redemption price equal to $25 per share plus dividends accrued and accumulated but unpaid to the redemption date.

VOTING RIGHTS

     Except as indicated below or except as expressly required by applicable law, the holders of the shares of Preferred Stock will not be entitled to vote.

     In the event that dividends for six quarterly dividend periods (whether or not consecutive), payable on any share or shares of preferred stock of the Company shall be in arrears, then, unless all dividends in arrears have been declared and paid in full, (i) the authorized number of directors of the Company shall be increased by two additional directors, and (ii) the holders of outstanding shares of Preferred Stock and of any one or more other series of preferred stock of the Company upon which like voting rights have been conferred and are exercisable, voting together as a single class, shall be entitled to elect at a special meeting of stockholders (and at each subsequent annual or special meeting of stockholders thereafter until all such dividends in arrears have been declared and paid in full) such two additional directors. Except as otherwise provided in the Certificate, such directors or their successors shall remain in office until all such dividends in arrears have been declared and paid in full.

     In addition, without the consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable, voting together as a single class, the Company may not (i) create, authorize or issue shares of any class or series of stock ranking senior as to dividends or upon liquidation to any series of preferred stock, other than a series which shall have no right to object to such creation, authorization or issuance, or (ii) create, authorize or issue any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of stock ranking senior as to dividends or upon liquidation to any series of preferred stock, other than a series which shall have no right to object to such creations, authorization or issuance, or (iii) reclassify any authorized stock of the Company into any such shares ranking senior as to dividends or upon liquidation to any series of preferred stock, other than a series which shall have no right to object to such reclassification; provided, however, that if such creation, authorization, issuance or reclassification would adversely affect the rights, preferences, privileges or voting powers of outstanding shares of one or more but not all series of preferred stock upon which such voting rights have been conferred and are exercisable, then the consent of the holders of at least two thirds of the outstanding shares of each such series so affected, each such series voting separately as a class, shall be required in addition to the consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable.

     In addition, without the consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable, voting together as a single class, the Company may not amend, alter or repeal the Company's Certificate or by-laws, whether pursuant to any merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the shares of any series of preferred stock or the holders thereof, provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock, or the issuance of any common stock or preferred stock, or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to any series of preferred stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect any such right, preference, privilege or voting power, provided, further, that if such amendment, alteration or repeal would adversely affect the rights, preferences, privileges or voting powers of outstanding shares of one or more but not all series of preferred stock upon which such voting rights have been conferred and are exercisable, then the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected, each such series voting separately as a class, shall be required in addition to the consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable.

     In addition, without the consent of the holders of at least a majority of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable, voting together as a single class, the Company may not increase the authorized amount of Preferred Stock, or create, or increase the authorized number of shares of, any other class of stock ranking on a parity as to dividends or upon liquidation with any series of preferred stock, other than a series which shall have no right to object to such increase or creation; provided, however, that if such increase or creation would adversely affect the rights, preferences, privileges or voting powers of outstanding shares of one or more but not all series of preferred stock upon which such voting rights have been conferred and are exercisable, then the consent of the holders of at least a majority of the outstanding shares of each such series so affected, each such series voting separately as a class, shall be required in addition to the consent of the holders of a majority of the outstanding shares of Preferred Stock and of preferred stock of any one or more other series upon which like voting rights have been conferred and are exercisable; provided, further, that no such consent shall be required to create or issue any additional series of preferred stock of the Company out of any class of preferred stock of the Company (including without limitation, the Preferred Stock) then authorized.

     On matters on which holders of Preferred Stock and holders of any other series of preferred stock of the Company are entitled to vote as a single class, each full share of Preferred Stock and of each other series shall be entitled to one vote. Therefore, the voting power of each such series will depend on the number of shares in such series and not on the liquidation preference or initial offering price of such series.

MISCELLANEOUS

     The Preferred Stock is not convertible into, or exchangeable for, shares of common stock of the Company. The Preferred Stock has no preemptive rights. All of the Preferred Stock is fully paid and nonassessable. The Preferred Stock may not be called, retired or in any way redeemed, except pursuant to the redemption provisions set out above.

     The Company's secured credit agreements contain covenants which limit its ability to pay dividends or make distributions on its capital stock in addition to dividends on the Preferred Stock. These covenants also require the Company to maintain a certain level of total tangible net worth and a certain ratio of debt to total tangible net worth. The Company is currently in compliance with all such covenants.

                                 LEGAL OPINIONS

     The validity of the QUICS will be passed upon for the Company by Miller, Canfield, Paddock and Stone, P.L.C., and for the Dealer Managers by Simpson Thacher & Bartlett (a partnership which includes professional corporations). Simpson Thacher & Bartlett (a partnership which includes professional corporations), special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the QUICS.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Preferred Stock, Notices of Guaranteed Delivery and any other required documents should be sent by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             The Exchange Agent is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          By Mail:                      By Facsimile:            By Hand/Overnight Delivery:
                              (For Eligible Institutions Only)
     Tenders & Exchanges               (201) 222-4720                Tenders & Exchanges
        P.O. Box 2559                        or                        Suite 4680-SOM
       Suite 4660-SOM                  (201) 222-4721             14 Wall Street, 8th Floor
 Jersey City, NJ 07303-2559                                          New York, NY 10005

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 222-4707
                             Stockholder Inquiries
                           Regarding Lost Securities:
                                 (201) 324-0498

     Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                           The Information Agent is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                           1-800-669-5500 (toll-free)

                The Dealer Managers for the Exchanger Offer are:

  Lehman Brothers
     Liability
  Management Group    Merrill Lynch & Co.
    Three World         World Financial
 Financial Center           Center              PaineWebber
 200 Vesey Street         North Tower          Incorporated
New York, NY 10285    New York, NY 10281      1285 Avenue of         Prudential
   Contact: Roy         (212) 236-4565         the Americas          Securities
     Henriksson            (collect)        New York, NY 10019      Incorporated      Smith Barney Inc.
  1-800-438-3242                              (800) 324-0210     One New York Plaza     388 Greenwich
    (toll-free)                                 (toll-free)         New York, NY           Street
  1-212-528-7581                                                        10292        New York, NY 10013
     (collect)                                                     (212) 778-4040       Contact: Paul
                                                                      (collect)            Galant
                                                                                       (800) 813-3754
                                                                                         (toll-free)